Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 a.m. July 23, 2018

United Bancorp, Inc. Reports an Increase in Net Income of 34% for the Six Months Ended June 30, 2018; Diluted Earnings per Share of $0.44 versus $0.35 Reported in 2017, and a Forward Dividend Yield of 3.85%

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio, reported diluted earnings per share of $0.44 and net income of $2,360,000 for the six months ended June 30, 2018, as compared to $0.35 and $1,766,000, respectively, for 2017. The Company’s diluted earnings per share for the three months ended June 30, 2018 was $0.22 as compared to $0.18 to the same period in 2017. These year-over-year improvements in UBCP’s earnings are directly related to the lower base corporate tax rate resulting from the passage of the Tax Cuts and Jobs Act (“tax act”) in the fourth quarter of 2017 and the benefit of operational improvements on which the company is starting to see a positive return. Each of these realities should significantly benefit the company in future periods.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are excited to report on the solid performance that our Company had for the six-month period ended June 30, 2018. Although the tax act has had a positive impact on our net income, this release will mainly focus on the strong growth of net income before taxes from operations. Overall, operational enhancements led to forty-four percent (44%) of the improvement in net income for the six months ended June 30, 2018. Our Company had a solid increase in net income before taxes of $259,000, or 10.2%, for the six months ended June 30, 2018, over the six months ended June 30, 2017. The primary drivers of this year-over-year increase in net income before taxes were the increases in interest income and fees on loans, which were up by $782,000, or 9.6%, and interest income on securities, which was up by $477,000, or 131.6%. Relating to loan growth, our Company had an increase in its gross loans of $21.9 million, or 6.1%, from June 30, 2017 to June 30, 2018. While growing the loan portfolio, our Company was able to maintain its overall stability in credit quality. Year-over-year, we continued to have very solid credit quality-related metrics supported by nonaccrual loans decreasing from a level of $1.6 million to $1.2 million, a decline of $400,000 or 24.9%. Further—net loans charged off, excluding overdrafts, was $121,000 for the six months ended June 30, 2018, which is a relatively modest increase of $67,000 from the six months ended June 30, 2017. Annualized net charge offs to average loans was 0.09% for the six months ended June 30, 2018, as compared to 0.06% for the six months ended June 30, 2017.” Greenwood continued, “Due to the rising rate environment in which we are currently operating, we are seeing opportunities in the area of securities investments; whereby, we are finally seeing yields that are at acceptable levels, which is encouraging us to leverage-up to some degree. Since June 30, 2017, our Company saw an increase in securities and other restricted stock of $47.3 million, or 109.9%, from the prior year. With our quarter-ending securities and other restricted stock position of $90.4 million being above the quarterly average of $67.2 million, we strongly anticipate more contribution to interest income from this area in future periods. With the enhanced level of total interest income that we realized in the first six months of 2018, net interest income for the six months ended June 30, 2018 for our Company increased by $904,000, or 11.9%, even as we focused on growing retail core deposits to fund our growth. Total deposits increased by $41.7 million, or 11.2%, to a level of $415.6 million as of June 30, 2018. Even with this significant increase in total deposits, we were able to control our overall interest expense levels by attracting lower-cost retail funding to replace higher-cost wholesale funding advances that matured over the past 12 months. Overall, our Company saw low-cost retail funding (consisting of non-interest and interest bearing demand and savings deposits) comprise $37.4 million of its growth in retail deposits year-over-year. In addition, time deposits, which consist of certificate of deposit or term funding, increased by $4.3 million, or 6.7%, for the same period. This growth in retail core deposit funding (along with increased levels of wholesale borrowing) and the increasing interest rate environment in which we are currently operating led to a slight elevation in our interest expense levels and our interest expense to average assets, which increased from 0.40% for the six months ended June 30, 2017 to 0.51% for the six months ended June 30, 2018. Overall, with the growth in our interest income outpacing the increases that we experienced in our interest expense, we had an increase in our net interest margin, which went from 3.83% in 2017 to 3.90% as of the end of this most recent quarter.”

Relating to our Company’s net noninterest margin, Greenwood stated, “Our total noninterest income increased $67,000, or 4.0%, year over year. A majority of this increase was realized in the area of service charges on deposit accounts, which is the area in which our Company performs at a high level relative to peer. On the noninterest expense-side of the net noninterest margin (and, as budgeted), we experienced an increase in our noninterest expense of $634,000 or 9.5%. Most of the increase in noninterest expense continues to be related to infrastructure enhancement and personnel-related expenses as we prepare for the future growth that we envision.” Greenwood concluded, “Considering that most of the aforementioned expenses are “fixed,” we firmly believe that we have positive operating leverage, which should allow us to drive higher levels of revenue without significantly adding to our overall noninterest expense levels in the short-term; therefore, enhancing our Company’s earnings and returns. Of material note in the most recent quarter, our Company incurred approximately $123,000 in merger related and other one time expenses with a majority of these expenses relating to the June 14, 2018 announcement of a Definitive Agreement to acquire Powhatan Point Community Bancshares, Inc. These one time expenses decreased the diluted earnings per share for the Company by $0.02 in the most recent quarter. It is anticipated that during the third and fourth quarters of 2018, our Company will incur additional merger-related expenses in connection with this transaction.”

Scott A. Everson, President and CEO stated, “We are extremely pleased to see the strong growth in our earnings for the six months ended June 30, 2018. Our Company continues to benefit from the enactment of the tax act, which has reduced the overall tax rate for companies, such as ours, from 35% to 21%. Overall, the tax act contributed fifty-six percent (56%) of our increase in net income for the six months ended June 30, 2018. We are also gratified to see that our investment in both the infrastructure and personnel of our Company is producing a positive return for us. On an operating basis, we saw an improvement in our earnings before income taxes, which contributed forty-four percent (44%) of the increase that we had in our bottom line earnings! With our focus on continuing to enhance our lending platforms, we anticipate seeing stronger loan growth in the coming year. In addition, with the implementation of an investment strategy during the course of the first quarter of this year, we anticipate having more investment securities-based leverage on our balance sheet in the coming quarters. Each of these aforementioned items have led to year-over-year growth in earning assets (consisting of both loans and investment securities) of $69.3 million or 17.3%. This realized growth in earning assets during the first half of this year, and the anticipation of additional growth in this area in the second half of 2018, should lead to the continuation of our Company growing its level of earning assets and generating higher levels of interest income. Increasing leverage at an acceptable spread should allow our Company to pay slightly higher rates to attract retail-based core funding to fund our growth, while maintaining our net interest margin and improving our overall level of net interest income. Year-over-year, we saw the net interest margin of our Company improve by seven (7) basis points to a level of 3.90% as of June 30, 2018. Our enhanced net interest margin led to our net interest income improving on a year-over-year basis by $904,000 or 11.9%.”

Everson continued, “We have stated for many quarters that our goal is to grow our Company if we can do it in a profitable fashion. We are glad that we are in a position, at present, to accomplish this. At this most recent quarter end, our Company had total assets of $514.8 million, which is an increase of $66.1 million, or 14.7%, over the previous year. This is the highest level of total assets in our Company’s history and, for the first time, we surpassed the $500.0 million total asset threshold during the second quarter. Our viewpoint is that profitable growth will lead to positive opportunities to further grow our Company! In this area, we have very high expectations for our Company over the course of the next three years. Our ultimate goal is to become a “hybrid or omnichannel” bank; whereby, we can serve our present and future customers on “their” terms. By having both exceptional “in-branch” and “virtual” service options for our customers, we believe that our Company will have relevance within our industry for many years to come. In addition, we will be able to deliver on our current vision for growth, which is to have total assets greater than $1.0 billion. As previously announced our Company and Powhatan Point Community Bancshares, Inc. (“Powhatan”), the holding company for First National Bank of Powhatan Point (“First National”), announced on June 14, 2018 that we have signed a definitive merger agreement; whereby, we will acquire Powhatan in a stock and cash transaction. Upon completion, First National will be merged into our subsidiary bank, Unified Bank. At that time, the main office of First National will become a full-service branch of Unified Bank. Powhatan operates one full-service office in Belmont County, Ohio and has approximately $62.8 million in assets, $6.7 million in loans, $57.6 million of deposits and $5.1 million in consolidated equity as of June 30, 2018. This transaction will develop a presence for our Company in Southern Belmont County, which has seen nice growth in recent years relating to the oil and gas development in this area. In addition, this area has the potential for much more growth in the near to intermediate term with the expected announcement of the building of a much anticipated ethane cracker plant. This acquisition is expected to close in the fourth quarter of 2018 and is subject to Powhatan shareholder approval, regulatory approval, and other conditions set forth in the merger agreement.”

Everson concluded, “As always, one of our primary focuses is to reward our valued shareholders by paying a solid cash dividend. With our improving earnings in 2018, we increased our cash dividend payout during the first quarter of this year. On a year-over-year basis as of June 30, 2018, our Company paid cash dividends of $0.26, versus $0.22 in 2017, an increase of 18.2%. At our present cash dividend payout level of $0.13, our Company’s stock has a forward dividend yield of 3.85%, which is significantly higher than the average cash dividend yield seen within our industry. Our other primary focus continues to be growing our shareholders’ investment in our Company through profitable operations and strategic growth. As of the most recent quarter end, our market value was $13.50, which is up from the same period in the previous year by $1.30 or 10.7%. We will continue to keenly focus on these two key areas to provide value for our loyal shareholders. Overall, we are pleased with the improving performance of our Company during the first six months of 2018 and the direction that we are going. With the positive growth that we have experienced so far in 2018, and with the anticipated growth that will occur during the remainder of the current year, we are extremely optimistic about our future potential and look forward to realizing this upside potential in future periods!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $514.8 million and total shareholder’s equity of $45.0 million as of June 30, 2018. Through its single bank charter, Unified Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. "UBCP"
For the Three Months Ended June 30,	%	$
2018	2017	Change	Change
Earnings
Interest income on loans	$4,341,084	$3,842,737	12.97%	$498,347
Loan fees	221,120	252,077	-12.28%	$(30,957)
Interest income on securities	545,138	194,881	179.73%	$350,257

Total interest income	5,107,342	4,289,695	19.06%	$817,647
Total interest expense	706,062	437,412	61.42%	$268,650

Net interest income	4,401,280	3,852,283	14.25%	$548,997
Provision for loan losses	72,000	24,999	188.01%	$47,001
Net interest income after provision for loan losses	4,329,280	3,827,284	13.12%	$501,996
Service charges on deposit accounts	650,577	631,892	2.96%	$18,685
Net realized gains on sale of loans	22,546	29,595	-23.82%	$(7,049)
Other noninterest income	214,854	207,194	3.70%	$7,660
Total noninterest income	887,977	868,681	2.22%	$19,296
Total noninterest expense	3,754,331	3,364,485	11.59%	$389,846

Earnings before income taxes	1,462,926	1,331,480	9.87%	$131,446

Income tax expense	250,051	415,217	-39.78%	$(165,166)

Net income	$1,212,875	$916,263	32.37%	$296,612
Per share
Earnings per common share—Basic	$0.24	$0.18	33.33%
Earnings per common share—Diluted	0.22	0.18	22.22%
Cash dividends paid	0.13	0.11	18.18%
Annualized yield based on quarter end close	3.85%	3.60%	0.25%
Shares Outstanding
Average—Basic	4,990,904	4,847,884	—
Average—Diluted	5,216,934	4,966,986	—

For the Six Months Ended June 30,	%
2018	2017	Change
Earnings
Interest income on loans	$8,456,924	$7,769,572	8.85%	$687,352
Loan fees	436,357	341,912	27.62%	$94,445
Interest income on securities	838,924	362,179	131.63%	$476,745
Total interest income	9,732,205	8,473,663	14.85%	$1,258,542
Total interest expense	1,229,667	875,573	40.44%	$354,094
Net interest income	8,502,538	7,598,090	11.90%	$904,448
Provision for loan losses	129,000	49,998	158.01%	$79,002
Net interest income after provision for loan losses	8,373,538	7,548,092	10.94%	$825,446
Service charges on deposit accounts	1,281,166	1,229,021	4.24%	$52,145
Net realized gains on sale of loans	36,766	44,287	-16.98%	$(7,521)
Other noninterest income	450,200	427,667	5.27%	$22,533
Total noninterest income	1,768,132	1,700,975	3.95%	$67,157
Total noninterest expense	7,332,893	6,699,035	9.46%	$633,858
Earnings before income taxes	2,808,777	2,550,032	10.15%	$258,745
Income tax expense	448,350	783,982	-42.81%	$(335,632)
Net income	$2,360,427	$1,766,050	33.66%	$594,377
Per share
Earnings per common share—Basic	$0.46	$0.35	31.43%
Earnings per common share—Diluted	0.44	0.35	25.71%
Cash dividends paid	0.26	0.22	18.18%
Shares Outstanding
Average—Basic	4,986,290	4,839,725	—
Average—Diluted	5,211,288	4,985,827	—
Common stock, shares issued	5,360,304	5,430,304	—
Shares held as Treasury	5,744	5,744	—
At quarter end
Total assets	$514,801,418	$448,672,091	14.74%	$66,129,327
Total assets (average)	478,263,000	442,017,000	8.20%	$36,246,000
Other real estate and repossessions ("OREO")	615,000	293,430	109.59%	$321,570
Gross loans	379,512,976	357,569,542	6.14%	$21,943,434
Allowance for loan losses	2,080,145	2,292,265	-9.25%	$(212,120)
Net loans	377,432,831	355,277,277	6.24%	$22,155,554
Non-accrual loans	1,204,256	1,603,814	-24.91%	$(399,558)
Loans past due 30+ days (excludes non accrual loans)	1,730,632	985,950	75.53%	$744,682
Net loans charged-off	120,839	53,674	125.14%	$67,165
Net overdrafts charged-off	50,254	45,397	10.70%	$4,857
Net charge-offs	171,093	99,071	72.70%	$72,022
Average loans	370,341,000	354,624,000	4.43%	$15,717,000
Cash and due from Federal Reserve Bank	16,308,016	20,784,147	-21.54%	$(4,476,131)
Average cash and due from Federal Reserve Bank	13,402,000	16,948,000	-20.92%	$(3,546,000)
Securities and other restricted stock	90,376,328	43,056,776	109.90%	$47,319,552
Average securities and other restricted stock	67,222,000	43,165,000	55.73%	$24,057,000
Total deposits	415,634,366	373,915,205	11.16%	$41,719,161
Non interest bearing demand	68,903,739	71,078,504	-3.06%	$(2,174,765)
Interest bearing demand	194,049,223	156,893,040	23.68%	$37,156,183
Savings	83,838,243	81,421,172	2.97%	$2,417,071
Time < $100,000	63,035,793	59,677,638	5.63%	$3,358,155
Time > $100,000	5,807,368	4,844,851	19.87%	$962,517
Average total deposits	402,436,000	356,961,000	12.74%	$45,475,000
Advances from the Federal Home Loan Bank	33,768,093	10,287,302	228.25%	$23,480,791
Overnight advances	33,600,000	—	N/A	$33,600,000
Term advances	168,093	10,287,302	-98.37%	$(10,119,209)
Securities sold under agreements to repurchase	12,345,503	10,287,302	20.01%	$2,058,201
Stockholders' equity	44,985,506	43,653,232	3.05%	$1,332,274
Stockholders' equity (average)	44,986,000	43,632,000	3.10%	$1,354,000
Stock data
Market value—last close (end of period)	$13.50	$12.20	10.66%
Dividend payout ratio	56.52%	62.86%	-6.33%
Price earnings ratio	16.88	x	17.43	x	3.47%
Book value (end of period)	9.04	8.81	2.61%
Market price to book value	149.34%	138.48%	7.84%
Key performance ratios
Return on average assets (ROA)	0.99%	0.80%	0.19%
Return on average equity (ROE)	10.49%	8.10%	2.39%
Net interest margin (federal tax equivalent))	3.90%	3.83%	0.07%
Interest expense to average assets	0.51%	0.40%	0.11%
Total allowance for loan losses
to nonaccrual loans	172.73%	142.93%	29.80%
Total allowance for loan losses
to total loans	0.55%	0.64%	-0.09%
Nonaccrual loans to total loans	0.32%	0.45%	-0.13%
Nonaccrual loans and OREO to total assets	0.35%	0.42%	-0.07%
Net charge-offs (recoveries) to average loans	0.09%	0.06%	0.03%
Equity to assets at period end	8.74%	9.73%	-0.99%
Full time equivalent (FTE) employees	121	117	3.42%